Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Second Quarter 2016 Results and Provides Operational Update

HOUSTON, TX — August 2, 2016 (BUSINESS WIRE) – Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss from continuing operations of $200.4 million, or $0.49 per basic and diluted share for the second quarter of 2016, compared to a net loss from continuing operations of $53.4 million, or $0.13 per basic and diluted share, for the second quarter of 2015. The increase in loss is mainly attributable to the write off associated with Goodfellow, totaling approximately $149.9 million or $0.37 per share, as discussed further below.

Capital and operating expenditures (excluding changes in working capital) from continuing operations for the quarter ending June 30, 2016 were approximately $154 million. Cobalt updated its full year guidance for capital expenditures of approximately $500-550 million in 2016 and total cash uses for 2016 of $650-700 million relating to our continuing operations in the U.S. Gulf of Mexico. In addition, we expect to spend approximately $138 million on a net basis for operations on Angola Blocks 20 and 21. Cash, cash equivalents, investments, and restricted cash at the end of the second quarter were approximately $834 million. This includes $250.0 million of Angolan sale proceeds received prior to the close of the sale, but excludes approximately $44 million held in discontinued operations.

Angola Sale Update

In late July, Cobalt’s Chief Executive Officer, Tim Cutt, met with Sonangol’s Chairwoman of the Board of Directors, Isabel dos Santos, and members of her executive team in Luanda, Angola to discuss the status of the sale of Angola Blocks 20 and 21 to Sonangol. At this meeting, Cobalt and Sonangol jointly agreed that Cobalt would market Cobalt’s 40% working interest in Blocks 20 and 21 to sell the assets to a third party. On August 1, 2016, Cobalt received a letter from Chairwoman Isabel dos Santos confirming Sonangol’s support of such marketing and sale process. Given this agreement to market Cobalt’s interest in Blocks 20 and 21, it is unlikely that the sale transaction between Cobalt and Sonangol will close pursuant to the terms of the August 2015 Purchase and Sale Agreement, and therefore it is likely the Purchase and Sale Agreement will automatically terminate on August 22, 2016. Cobalt is currently preparing a data room for its Angola assets and will immediately commence the marketing and sale process.

Commenting on this Angola sale update, Mr. Cutt said, “Although we would prefer the transaction with Sonangol to close, I am pleased that we can remarket these attractive liquid rich assets to third parties. The development cost environment has improved substantially, the fundamentals for medium to long term liquids pricing remains strong and we have delivered two new discoveries on Block 20.”

Operational Update

Cobalt announced that the Anchor #3 appraisal well in the deepwater Gulf of Mexico was successfully drilled to a total depth of 34,022 feet. Data collected from the well is currently being evaluated. The Anchor #3 well was the second appraisal well in the Anchor unit, which was discovered in late 2014. Complete appraisal of Anchor will require further delineation wells and technical studies. Cobalt owns a 20% non-operated working interest in the Anchor discovery unit.

Cobalt also announced appraisal success at Shenandoah, where the Shenandoah #5 appraisal well encountered approximately 1,000 feet of net pay in multiple high quality Inboard Lower Tertiary sands. This well was the fourth appraisal well at Shenandoah and was drilled to a total depth of 31,100 feet. Following drilling operations, approximately 80 feet of conventional core was acquired in the upper Wilcox pay interval. Plans are to commence drilling the Shenandoah #6 appraisal well prior to year end. This next appraisal well is expected to establish the oil water contact on the eastern flank of the field and quantify the full resource potential. Cobalt owns a 20% non-operated working interest in the Shenandoah project.

Cobalt commenced the Goodfellow #1 exploration well in March 2016, and reached total depth during the second quarter and did not encounter hydrocarbons. A subsequent sidetrack operation was also unsuccessful in finding hydrocarbons. Cobalt expensed an aggregate of $149.9 million in the second quarter for Goodfellow, consisting of $107.5 million of costs through the second quarter associated with the Goodfellow #1 exploration well and sidetrack and $42.4 million for the impairment of the underlying leases. Additional charges with respect to the sidetrack operations will be recognized in the third quarter. Cobalt, as operator, owns a 72.5% working interest in Goodfellow and TOTAL E&P USA, INC. owns the remaining 27.5% working interest.

Once operations are completed at Goodfellow, Cobalt plans to move the Rowan Reliance drillship to North Platte to drill the North Platte #4 appraisal well, which is designed to further delineate the North Platte Inboard Lower Tertiary reservoir. Cobalt, as operator, owns a 60% working interest in North Platte and TOTAL E&P USA, INC. owns the remaining 40% working interest.

Operations also continue at the Heidelberg field, where, as previously announced, three wells were brought on production earlier this year. The first of two additional development wells was successfully drilled in the second quarter and the second additional development well is currently drilling. Both of these development wells are expected to commence producing in the fourth quarter of 2016, which will result in a total of five producing wells in the field. Cobalt owns a 9.375% non-operated working interest in Heidelberg.

Conference Call

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss Cobalt’s second quarter 2016 results. Hosting the call will be Timothy J. Cutt, Chief Executive Officer, and David D. Powell, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 407-9039, or for international callers (201) 689-8470. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176 or for international callers (858) 384-5517. The passcode for the replay is 13640971. The replay will be available until August 16, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Newsroom-Events & Speeches section of Cobalt’s website at www.cobaltintl.com. A replay of the webcast will also be available for approximately 30 days following the call.

For more information about these announcements, see Cobalt’s August 2016 Investor Presentation, which will be available on Cobalt’s website at www.cobaltintl.com in the Investor Center-Publications & Presentations section.

About Cobalt

Cobalt International Energy, Inc. (NYSE: CIE) is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Rob Cordray Director, Investor Relations +1 (713) 579-9126	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

Consolidated Statement of Operations Information:

	For Three Months Ended June 30,		For Six Months Ended June 30,
	2016	2015	2016	2015
	($ in thousands except per share data)
Oil and gas revenue
Oil sales	$3,077	$—	$4,688	$—
Natural gas sales	40	—	65	—
Natural gas liquids sales	56	—	56	—

Total revenue	3,173	—	4,809	—
Operating costs and expenses
Seismic and exploration	6,335	11,267	5,081	25,334
Lease operating expense	1,703	—	2,658	—
Dry hole expense and impairment	157,492	7,533	153,515	27,430
General and administrative	19,174	20,437	38,311	38,167
Accretion expense	102	—	204	—
Depreciation and amortization	4,290	367	7,459	779

Total operating costs and expenses	189,096	39,604	207,228	91,710

Operating income (loss)	(185,923)	(39,604)	(202,419)	(91,710)
Other income (expense)
Gain on sale of assets	—	2,625	—	2,625
Interest income	1,453	1,451	2,791	3,111
Interest expense	(15,975)	(17,841)	(31,616)	(37,861)

Total other income (expense)	(14,522)	(13,765)	(28,825)	(32,125)

Net income (loss) from continuing operations before income tax	(200,445)	(53,369)	(231,244)	(123,835)
Income tax expense	—	—	—	—

Net income (loss) from continuing operations	(200,445)	(53,369)	(231,244)	(123,835)

Net income (loss) from discontinued operations	(5,104)	(13,441)	(20,918)	(24,593)

Net income (loss)	$(205,549)	$(66,810)	$(252,162)	$(148,428)

Basic and diluted income (loss) per share from continuing operations	$(0.49)	$(0.13)	$(0.56)	$(0.30)
Basic and diluted income (loss) per share from discontinued operations	$(0.01)	$(0.03)	$(0.05)	$(0.06)
Basic and diluted income (loss) per share	$(0.50)	$(0.16)	$(0.61)	$(0.36)

Weighted average common shares outstanding	409,920,869	408,521,844	409,590,679	408,515,037

Consolidated Balance Sheet Information:

	June 30, 2016	December 31, 2015
	($ in thousands)
Cash and cash equivalents	$131,661	$71,593
Restricted cash, cash equivalents and investments	252,200	252,950
Short-term investments	440,866	885,994
Current assets held for sale	1,873,514	1,811,051
Total current assets	2,817,863	3,146,291
Total property, plant and equipment	1,006,274	895,936
Total assets	3,842,012	4,061,219
Total current liabilities	609,222	628,018
Total long-term liabilities	2,035,989	1,987,064
Total stockholders’ equity (410,054,961 and 408,740,182 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively)	1,196,801	1,446,137
Total liabilities and stockholders’ equity	$3,842,012	$4,061,219

Consolidated Statement of Cash Flows Information:

	Six Months Ended June 30,
	2016	2015
	($ in thousands)
Net cash provided by (used in):
Operating activities – continuing operations	$1,592	$(122,272)
Investing activities – continuing operations	269,486	210,731
Financing activities – continuing operations	—	(4,025)